Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

November 15, 2022

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 1000

Los Angeles, CA 90025

Re:	Registration Statement on Form S-3

Commission File No. 333-249932

Ladies and Gentlemen:

We have served as Maryland counsel to Rexford Industrial Realty, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the offering and sale of up to 13,225,000 shares (the “Offering Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated November 10, 2022 (the “Underwriting Agreement”), among the Company, Rexford Industrial Realty, L.P., a Maryland limited partnership, the Forward Sellers (as defined in the Underwriting Agreement), the Forward Purchasers (as defined in the Underwriting Agreement), and Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC (collectively, the “Underwriters”), including up to 1,725,000 Offering Shares that may be offered and sold upon the exercise by the Underwriters of an option to purchase additional shares of Common Stock. Pursuant to the Underwriting Agreement, the Company will issue and sell any shares of Common Stock (if and to the extent so issued and sold by the Company, the “Company Shares”) that the Forward Sellers do not sell and deliver to the Underwriters. The Company will also issue, sell and/or deliver up to 26,450,000 shares of Common Stock, including up to 3,450,000 shares of Common Stock upon settlement of additional Forward Sale Agreements (as defined below) to be entered into among the Company and the Forward Purchasers in connection with the exercise by the Underwriters of an option to purchase additional shares of Common Stock (the “Confirmation Shares” and, together with the Company Shares, the “Shares”), upon settlement of one or more Forward Sale Agreements.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, substantially in the form in which it was filed with the Commission under the Securities Act;

2. The Company’s Prospectus, dated November 6, 2020, as supplemented by the Company’s Preliminary Prospectus Supplement, dated November 10, 2022, and the Company’s Prospectus Supplement, dated November 10, 2022, each substantially in the form in which it was filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;

Rexford Industrial Realty, Inc.

November 15, 2022

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Fourth Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. The Underwriting Agreement;

7. The four letter agreements, each dated November 10, 2022 (the “Existing Forward Sale Agreements”), between the Company and each Forward Purchaser in relation to the offering and sale of the Offering Shares;

8. Resolutions adopted by the Board of Directors of the Company (the “Board”) and a duly authorized committee thereof relating to, among other matters, the registration, offering and sale of the Offering Shares and the issuance, sale and/or delivery of the Company Shares and the Confirmation Shares, as applicable (the “Resolutions”), certified as of the date hereof by an officer of the Company;

9. A certificate executed by an officer of the Company, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Rexford Industrial Realty, Inc.

November 15, 2022

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. None of the Shares will be issued or transferred in violation of any restriction or limitation contained in Article VI of the Charter.

6. Upon the issuance of any Confirmation Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7. Each letter agreement entered into between the Company and any Forward Purchaser in connection with the exercise by the Underwriters of an option to purchase additional shares of Common Stock (each, a “Future Forward Sale Agreement” and, together with the Existing Forward Sale Agreements, the “Forward Sale Agreements”) will not differ in any manner material to this opinion from the Existing Forward Sale Agreements.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Company Shares has been duly authorized, and, when and if issued and delivered by the Company against payment therefor in accordance with the Underwriting Agreement, the Registration Statement and the Resolutions, the Company Shares will be validly issued, fully paid and nonassessable.

3. The issuance of the Confirmation Shares has been duly authorized, and, when and if issued and delivered by the Company against payment therefor in accordance with the applicable Forward Sale Agreement, the Registration Statement and the Resolutions, the Confirmation Shares will be validly issued, fully paid and nonassessable.

Rexford Industrial Realty, Inc.

November 15, 2022

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP